                                                                      Exhibit 21

                         Subsidiaries of the Registrant

                                                                  Percentage
                                                                  of Voting
                                                                  Securities
                                                    State of       Owned By
                                                  Incorporation   Registrant
                                                  -------------   ----------
    Compupower Corporation                          Delaware         100%

    Value Line Securities, Inc.                     New York         100%

    The Vanderbilt Advertising Agency, Inc.         New York         100%

    Value Line Publishing, Inc.                     New York         100%

    Value Line Distribution Center, Inc.            New Jersey       100%